EXHIBIT 99.1

Editorial Contact:	Investor Relations Contact:
Thomas Stites	Simon Biddiscombe
Mindspeed Technologies, Inc.	Mindspeed Technologies, Inc.
(949) 579-3650	(949) 579-6283
MINDSPEED LOWERS FISCAL 2007 FIRST QUARTER REVENUE
OUTLOOK AS A RESULT OF PRODUCT SHIPMENT DELAYS
Shipment Delays Resulted from Communication Disruptions Caused by Taiwan Earthquake
     NEWPORT BEACH, Calif., January 4, 2007 — Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced that it expects lower-than-anticipated revenues for the first quarter of fiscal 2007 primarily resulting from product shipment delays. An earthquake in Taiwan on December 26th ruptured undersea data communications cables between North America and Asia which impacted Mindspeed’s ability to fulfill quarter-end shipment orders to customers through a key assembly supplier’s Philippines facility.
     Mindspeed now anticipates first-quarter revenues of approximately $30.2 million, down approximately 6 percent from fiscal 2006 fourth quarter revenues of $32.2 million, compared to its prior expectations of approximately flat sequential revenues. The company has fulfilled the delayed shipment orders in its current fiscal 2007 second quarter.
     Mindspeed will report its fiscal 2007 first quarter results on January 22, 2007.
About Mindspeed Technologies®
     Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide-area networks.
     The company’s three key product families include high-performance analog transmission and switching solutions, multiservice access voice-over-IP processors designed to support voice and data services across wireline and wireless networks and WAN communication products such as T/E carrier transmission devices and ATM/MPLS network processors.
     Mindspeed’s products are used in a wide variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.
     To learn more, visit us at www.mindspeed.com.
Safe Harbor Statement
     This press release contains statements relating to Mindspeed, and our future and expected operating results, including certain projections and business trends, that are “forward-looking statements” as defined in the Private

Mindspeed Lowers Fiscal 2007 First Quarter Revenue Outlook
Securities Litigation Reform Act of 1995. Actual results, and actual events that occur, may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: unforeseen changes in determining revenues for the first quarter of fiscal 2007; market demand for our new and existing products and our ability to increase our revenues; our ability to maintain operating expenses within anticipated levels; our ability to reduce our cash consumption; availability and terms of capital needed for our business; constraints in the supply of wafers and other product components from our third-party manufacturers; the ability to attract and retain qualified personnel; successful development and introduction of new products; obtaining design wins and developing revenues from them; pricing pressures and other competitive factors; order and shipment uncertainty; fluctuations in manufacturing yields; product defects; and intellectual property infringement claims by others and the ability to protect our intellectual property, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
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